EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Numbers 333-173166 and 333-195380 on Form S-8 and in Registration Statement Numbers 333-215391, 333-214093, 333-195386 and 333-199273 on Form S-3 of 22nd Century Group, Inc. of our report, dated March 8, 2017, on the consolidated financial statements as of and for the years ended December 31, 2016, 2015 and 2014, appearing in this Annual Report on Form 10-K of 22nd Century Group, Inc.

/s/ Freed Maxick CPAs, P.C.

Buffalo, NY
March 8, 2017